Exhibit 5.2

To: Credit Suisse Group AG Paradeplatz 8 P.O. Box 1 8070 Zurich Switzerland	Homburger AG Prime Tower Hardstrasse 201 | CH–8005 Zurich P.O. Box 314 | CH–8037 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

January 15, 2014 BOR | SAO 317545 | Legal Opinions | Forward-Looking Opinion | 000024.docx

Credit Suisse AG, acting through its Nassau and London Branches | U.S. Medium-Term Note Program under the Credit Suisse Group AG and Credit Suisse AG U.S. Shelf

Ladies and Gentlemen

We, Homburger AG, have acted as special Swiss counsel to Credit Suisse AG (Credit Suisse), a Swiss bank, in connection with senior medium-term notes to be issued from time to time on or after January 15, 2014 (the Notes), by Credit Suisse, acting through either its Nassau Branch or its London Branch (each, an Issuing Branch), under an indenture dated as of March 29, 2007 (the Base Indenture), between Credit Suisse and The Bank of New York Mellon, as trustee (in such capacity, the Trustee), as supplemented by a second supplemental indenture dated as of March 25, 2009 (the Supplemental Indenture and, together with the Base Indenture, the Indenture), between Credit Suisse and the Trustee. As such counsel, we have been requested to give our opinion as to certain matters of Swiss law relating to the Notes.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents, and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including, in the case of the Prospectus (as defined below), any document incorporated by reference therein or exhibited thereto) or any other matter.

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For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only examined the following documents (collectively, the Documents):

(i)
an electronic copy of the executed distribution agreement dated May 7, 2007, between Credit Suisse Securities (USA) LLC, as distributor, and Credit Suisse (as amended by Amendment No. 1 dated January 11, 2008, the Distribution Agreement), as supplemented by (A) the Distributor Accession Letter and Confirmation dated June 18, 2008, pursuant to which JPMorgan Chase Bank, National Association and JPMorgan Securities LLC (formerly JPMorgan Securities, Inc.), each acting through JPMorgan Private Bank and JPMorgan Private Client Services, became distributors, (B) the Distributor Accession Letters and Confirmations dated March 23, 2012, pursuant to which Barclays Capital Inc., Citigroup Global Markets Inc. and Incapital LLC became distributors, (C) the Distributor Accession Letter and Confirmation dated May 8, 2012, pursuant to which Merrill, Lynch, Pierce, Fenner & Smith Incorporated became a distributor, and (D) the Distributor Accession Letter and Confirmation dated May 18, 2012, pursuant to which Morgan Stanley & Co. LLC became a distributor;

(ii)	an electronic copy of the executed Base Indenture;

(iii)	an electronic copy of the executed Supplemental Indenture (together with the Distribution Agreement, the Base Indenture and the Supplemental Indenture, the Transaction Agreements);

(iv)	an electronic copy of the Officer's Certificate dated March 8, 2013, issued by Credit Suisse pursuant to Sections 2.02, 10.03 and 10.04 of the Indenture;

(v)	an electronic copy of the prospectus dated as of March 23, 2012 (the Base Prospectus);

(vi)	an electronic copy of the prospectus supplement to the Base Prospectus dated as of March 23, 2012 (the Prospectus Supplement and, together with the Base Prospectus, the Prospectus);

(vii)
electronic copies of the pricing supplements (including the Prospectus and any underlying supplement and product supplement incorporated by reference therein) (the Existing Representative Pricing Supplements) filed by Credit Suisse with the U.S. Securities and Exchange Commission (the SEC) and listed on Annex A of the Agreement Regarding Exhibit 5 Opinions for Registered Medium-Term Notes of Credit Suisse AG entered into as of August 29, 2013, by and among Credit Suisse, Davis Polk & Wardwell LLP and Homburger AG (as amended from time to time, the Agreement About Opinions);

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(viii)	electronic copies of the underlying supplements filed by Credit Suisse with the SEC and listed on Annex B of the Agreement About Opinions (the Existing Representative Underlying Supplements);

(ix)	a certified excerpt from the Register of Commerce of the Canton of Zurich for Credit Suisse, dated January 10, 2014 (the Excerpt);

(x)
a copy of the articles of association (Statuten) of Credit Suisse in their version as of (A) April 19, 2006 (the 2006 Articles), (B) August 26, 2008 (the 2008 Articles), (C) May 2, 2011 (the 2011 Articles), and (D) November 7, 2013 (the 2013 Articles);

(xi)
an electronic copy of (A) the Organizational Guidelines and Regulations of Credit Suisse, valid as of January 1, 2006 (the 2006 Regulations), and (B) the Organizational Guidelines and Regulations of Credit Suisse Group AG and Credit Suisse, valid as of (w) March 24, 2009 (the 2009 Regulations), (x) February 8, 2012 (the February 2012 Regulations), (y) October 24, 2012 (the October 2012 Regulations), and (z) October 17, 2013 (the 2013 Regulations);

(xii)
an electronic copy of the GP-00200 Global Policy Funding Authority within Credit Suisse Group and Credit Suisse effective as of (A) January 1, 2007 (the 2007 Funding Authority), (B) December 17, 2008 (the 2008 Funding Authority), and (C) May 18, 2012 (the 2012 Funding Authority);

(xiii)
an electronic copy of (A) the memorandum of the Chief Financial Officer of Credit Suisse and Credit Suisse Group AG (CFO) to the members of the Board of Directors of Credit Suisse and Credit Suisse Group AG, dated February 14, 2007 (the February 2007 CFO Approval), (B) the certificate of R. Fassbind, as CFO, dated May 2, 2007 (the May 2007 CFO Approval), (C) the certificate of R. Fassbind, as CFO, dated March 12, 2009 (the 2009 CFO Approval), and (D) the certificate of D. Mathers, as CFO, dated March 14, 2012 (the 2012 CFO Approval and, together with the February 2007 CFO Approval, the May 2007 CFO Approval and the 2009 CFO Approval, the CFO Approvals);

(xiv)
an electronic copy of the email sent by David Mathers, as CFO, to Gina Orlins and Rolf Enderli on March 7, 2013, confirming how the issuance amount of the Notes and other securities referred to in clause (c)(xix) of Section II is to be measured (the CFO Confirmation);

(xv)
an electronic copy of (A) the power of attorney dated March 26, 2007, issued by R. Fassbind, as CFO, and R. Enderli, as Treasurer of Credit Suisse (the March 2007 Power of Attorney), (B) the power of attorney dated May 2, 2007, issued by R. Fassbind, as CFO, and R. Enderli, as Treasurer of Credit Suisse (the May 2007 Power of Attorney), (C) the power of attorney dated March 20, 2008, issued by R. Fassbind, as CFO, and R. Enderli, as Treasurer of Credit Suisse (the 2008 Power of Attorney), and (D) the power of attorney dated July 22, 2013, issued by D. Mathers, as CFO, and R. Enderli, as Treasurer of Credit Suisse (the 2013 Power of Attorney);

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(xvi)
an electronic copy of the Structured Notes – Business Division Authorizations (Version 4.0), finalized January 15, 2014, which was issued pursuant to Section 4.4 of the 2012 Funding Authority (the Business Authorization List); and

(xvii)	an electronic copy of the Secretary's Certificate dated January 15, 2014 (including the exhibits thereto, the Secretary's Certificate), executed by Andreas Fehrenbach and Pierre Schreiber.

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion, we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)
all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)
except as expressly opined upon herein, all information contained in the Documents is, and all material statements made to us in connection with the Documents are, true and accurate, including, without limitation, the statements set forth in the Secretary's Certificate, including as to the following facts:

(i)
the 2013 Articles continue in full force and effect and no amendment or other document relating to or affecting the 2013 Articles has been filed with the Register of Commerce of the Canton of Zurich and no action has been taken by Credit Suisse or its shareholders, directors or officers in contemplation of the filing of such an amendment or other document, or in contemplation of the liquidation or dissolution of Credit Suisse;

(ii)	the 2011 Articles were in full force and effect and had not been amended as of the dates of the Base Prospectus, the Prospectus Supplement, the CFO Certificate and the CFO Confirmation;

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(iii)	the 2008 Articles were in full force and effect and had not been amended as of the date of the Supplemental Indenture;

(iv)	the 2006 Articles were in full force and effect and had not been amended as of the dates of the Base Indenture and the Distribution Agreement;

(v)
the 2013 Regulations continue in full force and effect and neither the approval and adoption of the October 2013 Regulations, nor the October 2013 Regulations themselves, have been amended or rescinded;

(vi)	the October 2012 Regulations were in full force and effect and had not been amended as of the dates of the 2013 Power of Attorney and the CFO Confirmation;

(vii)	the February 2012 Regulations were in full force and effect and had not been amended as of the dates of the Base Prospectus, Prospectus Supplement and the 2012 CFO Approval;

(viii)	the 2009 Regulations were in full force and effect and had not been amended as of the dates of the Supplemental Indenture;

(ix)
the 2006 Regulations were in full force and effect had not been amended as of the dates of the Base Indenture, the Distribution Agreement, February 2007 CFO Approval, the March 2007 Power of Attorney, the May 2007 Power of Attorney, the May 2007 CFO Approval, the 2008 Power of Attorney, and the 2009 CFO Approval;

(x)	the 2012 Funding Authority, the CFO Approvals, the CFO Confirmation, the 2013 Power of Attorney and the Business Authorizations List continue in full force and effect and have not been amended;

(xi)
the 2008 Funding Authority was in full force and effect and had not been amended as of the dates of the Supplemental Indenture, the 2009 CFO Approval, the 2012 CFO Approval, the Base Prospectus and the Prospectus Supplement;

(xii)
the 2007 Funding Authority was in full force and effect and had not been amended as of the dates of the Base Indenture, the Distribution Agreement, the February 2007 CFO Approval, the March 2007 Power of Attorney, the May 2007 Power of Attorney, the May 2007 CFO Approval and the 2008 Power of Attorney;

(xiii)	the 2008 Power of Attorney was in full force and effect and had not been amended as of the date of the Supplemental Indenture;

(xiv)	the May 2007 Power of Attorney was in full force and effect and had not been amended as of the date of the Distribution Agreement;

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(xv)	the March 2007 Power of Attorney was in full force and effect and had not been amended as of the date of the Base Indenture;

(xvi)	the Distribution Agreement continues in full force and effect and has not been amended;

(xvii)	the Excerpt is correct and complete;

(xviii)
the Indenture has not been terminated, rescinded or amended in any way (other than, by the First Supplemental Indenture dated as of May 6, 2008, and any other supplements thereto relating to note issuances thereunder that do not constitute Notes) and is in full force and effect; and

(xix)
immediately after giving effect to the issuance of Notes, the aggregate issuance amount, as measured by the aggregate offering price, of (i) medium-term notes (including the Notes) issued on or after March 23, 2012, pursuant to the Prospectus Supplement, including any supplement thereto, will not exceed USD 20 billion and (ii) securities (including the Notes) issued on or after March 23, 2012, pursuant to the U.S. automatic registration statement on Form F-3ASR of which the Base Prospectus forms a part, will not exceed USD 40 billion, in each case in accordance with the 2012 CFO Approval, which statements we have assumed were true, complete and accurate as of the date of the Secretary's Certificate and continue to be true, complete and correct as of the date hereof;

(d)	all Notes constitute structured notes issued pursuant to business-driven transactions within the meaning of the 2012 Funding Authority;

(e)
the Notes will have terms substantially similar to those described in one or more of (x) the Existing Representative Pricing Supplements or (y) any pricing supplement (including the Base Prospectus, the Prospectus Supplement and any underlying supplement and product supplement incorporated therein by reference) that may be listed on Annex A to the Agreement About Opinions from time to time after the date hereof pursuant to an amendment thereof executed by the parties thereto (together with the Existing Representative Pricing Supplements, the Representative Pricing Supplements), except that any or all of the following terms may vary from Note to Note:

(i)	amounts payable on the Note, including the formula for determining such amounts;

(ii)	provisions relating to optional and automatic early redemption of the Note;

(iii)	the pricing date and any measurement, redemption or maturity date of the Note;

(iv)	subject to paragraph (f) below, any security, rate, index and other market measure referenced by the Note; and

(v)	the principal amount and issue price of, and any commissions or fees on, the Note; and

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(f)	the Notes will not reference any security, rate, index or other market measure unless it is

(i)
described in one of (x) the Existing Representative Underlying Supplements or (y) any underlying supplement that may listed on Annex B to the Agreement About Opinions from time to time after the date hereof pursuant to an amendment thereof executed by the parties thereto; or

(ii)	described in one of the Representative Pricing Supplements; or

(iii)
a publicly traded common equity security of an issuer subject to the reporting requirements of the U.S. Securities Exchange Act of 1934 or the U.S. Investment Company Act of 1940, in each case, as amended, so long as such issuer or such issuer's jurisdiction of incorporation does not appear on any of the United Nations Security Committee's targeted sanction lists or any sanction list issued by the Swiss or U.S. government; or

(iv)	an index tracking securities traded on established equity markets in the United States of America, Europe, Australia or Asia; or

(v)	a commodity or index of commodities included in the universe of eligible components included in the Dow-Jones UBS Commodity Indices and the S&P GSCI Commodity Indices; or

(vi)	a currency or index of currencies; or

(vii)	a measure, such as an inflation measure, published by the government of the United States of America or an agency thereof; or

(viii)	an interest or swap rate.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.	Credit Suisse is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland.

2.	Credit Suisse has the necessary corporate power and authority to, acting through the relevant Issuing Branch, issue the Notes.

3.
With respect to any tranche of Notes to be issued by Credit Suisse, acting the relevant Issuing Branch, when the terms, issuance and sale of such Notes have been approved by (a) any two persons listed in the 2013 Power of Attorney in the required combination and (b) one of the persons listed in the Business Authorizations List having the authority to authorize such Notes

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on behalf of such Issuing Branch for retail or institutional, as applicable, issuances, such Notes will have been duly authorized by all necessary corporate action by Credit Suisse, provided that at the time of such approval (i) such persons are employees of Credit Suisse or one of its affiliates and (ii) the 2013 Power of Attorney has not expired.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)
The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)
We express no opinion on the legality, validity or enforceability of any of the provisions of any Transaction Agreement or the Notes or the performance of the obligations assumed by Credit Suisse thereunder.

(c)	Further, we express no opinion as to tax matters, regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

*   *   *

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention after the date hereof. This opinion is addressed to you for your benefit, and is not to be relied upon by any other person without our express consent, except that it may be relied upon by initial purchasers of Notes issued during the four month-period commencing on the date of this opinion (such period, the Relevant Period), and by Davis Polk & Wardwell LLP (Davis Polk) for purposes of issuing its opinions to you during the Relevant Period with respect to certain matters of the laws of the State of New York and U.S. federal law pertaining to the Notes.

We hereby consent to the filing of this opinion with the SEC as an exhibit to a report on Form 6-K to be filed by Credit Suisse on the date hereof, and further consent to the reference of our name in (i) any pricing supplement relating to Notes or (ii) an opinion of Davis Polk relating to Notes exhibited to a report on Form 6-K, in each case, to be filed by Credit Suisse with the SEC, provided that (a) the terms of the relevant Notes meet the requirements described in clauses (e) and (f) of Section II, (b) the relevant Notes are issued within the Relevant Period, (c) in the case of a pricing supplement, such pricing supplement has been reviewed by Davis Polk as U.S. counsel to Credit Suisse, (d) Davis Polk has given its consent to be named in such pricing supplement or Form 6-K to which its opinion will be exhibited, as applicable, and (e) such reference is substantially in the form set out in the opinion of Davis Polk to Credit Suisse dated January 15, 2014.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. Save as aforementioned, this opinion may not be transmitted by you to any other

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person, quoted or referred to in any public document or filed with anyone, in each case, without our express consent.

This opinion shall be governed by and construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being the city of Zurich.

Sincerely yours,

/s/ Homburger AG